                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                    Globalstar Telecommunications Limited
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [GLOBALSTAR LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

                                  MAY 9, 2000

                            ------------------------

        The Annual Meeting of Shareholders of Globalstar Telecommunications Limited (the "Company") will be held in Ballroom D, Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York 10017, at 9:30 A.M., on Tuesday, May 9, 2000 for the purpose of:

        1. Electing to the Board nine directors whose terms have expired;

        2. Acting upon a proposal to amend the Company's 1994 Stock Option Plan to increase the number of common shares, $1.00 par value, of the Company (the "Common Stock") available for issuance from 5,000,000 to 10,000,000;

        3. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2000; and

        4. Transacting any other business which may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 24, 2000 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

        All shareholders are cordially invited to attend. Those who do not expect to be present are requested to date, sign and mail the enclosed proxy as promptly as possible in the enclosed postage prepaid envelope.

        This Proxy Statement and accompanying proxy will be first mailed to you and to other shareholders of record on or about April 12, 2000.

                                          By Order of the Board of Directors

                                          /s/ Bernard L. Schwartz

                                          BERNARD L. SCHWARTZ
                                          Chairman of the Board of Directors

April 11, 2000

                              QUESTIONS & ANSWERS

WHAT IS THE RELATIONSHIP
BETWEEN
THE COMPANY AND GLOBALSTAR?  We are a general partner, owning approximately 40%
                             of Globalstar, L.P. ("Globalstar"), which is now commencing operations of its global telecommunications network. We operate as a holding company to permit public equity ownership interest in Globalstar. Our sole asset consists of our partnership interests in Globalstar.

WHY DID I RECEIVE THIS
PROXY? We have sent you this Notice of Annual Meeting and Proxy Statement and proxy card because our Board of Directors is soliciting your proxy to vote at our Annual Meeting of Shareholders on May 9, 2000 (the "Annual Meeting"). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.

WHAT IS A PROXY?             A proxy is a person you appoint to vote on your
                             behalf. We are soliciting proxies so that all shares of our common stock may be voted at the Annual Meeting.

WHO IS ENTITLED TO VOTE?     You may vote if you owned stock as of the close of
                             business on March 24, 2000. On March 24, 2000, there were 96,910,921 shares of our common stock outstanding and entitled to vote at the Annual
                             Meeting.

WHAT AM I VOTING ON?         You will be voting on the following:

                             - To elect nine Directors;
                             - To amend Globalstar's 1994 Stock Option Plan to
                               increase the number of common shares available for issuance;
                             - To ratify Deloitte & Touche LLP as our
                               independent auditors; and
                             - To transact any other business which may properly
                               come before the Annual Meeting.

HOW DO I VOTE?               All shareholders may vote by mail. To vote by mail,
                             please sign, date and mail the enclosed proxy card in the postage prepaid envelope provided.

                             If you hold your shares in the name of a bank or broker, you may be able to vote by telephone or over the Internet. Please follow the directions on your proxy card.

                             If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 24, 2000, the record date for voting. EVEN IF YOU PLAN TO BE PRESENT AT THE MEETING, WE ENCOURAGE YOU TO VOTE YOUR SHARES BY PROXY.

HOW MANY VOTES DO I HAVE?    Each share of our common stock that you own
                             entitles you to one vote.

BY COMPLETING AND RETURNING
THE
PROXY CARD, WHO AM I
DESIGNATING
AS MY PROXY?                 You will be designating Bernard L. Schwartz, our
                             Chairman of the Board and Chief Executive Officer,
                             Eric J. Zahler, our Vice Chairman, and Robert B.
                             Hodes, a member of our Board of Directors, as your proxies.

HOW WILL MY PROXY VOTE MY
SHARES? Your proxy, when properly executed, will be voted according to the instructions you have indicated.

WHAT IF I RETURN MY PROXY
BUT DO
NOT MARK IT TO SHOW HOW I
AM
VOTING? If no direction is indicated, your proxy will be voted "FOR" the election of all nominees to the Board of Directors and "FOR" proposals 2 and 3.

CAN I CHANGE MY VOTE AFTER
I
RETURN MY PROXY CARD?        You can change your vote by revoking your proxy at
                             any time before it is exercised in one of three ways:

                             - Notify our Corporate Secretary in writing before
                               the Annual Meeting that you are revoking your proxy;
                             - Submit another proxy with a later date; or
                             - Vote in person at the Annual Meeting.

WHAT DOES IT MEAN IF I
RECEIVE
MORE THAN ONE PROXY CARD?    It means you have multiple accounts at the transfer
                             agent and/or with banks and stock brokers. Please vote all of your shares.

WHAT CONSTITUTES A QUORUM?   The presence of the holders of a majority of the
                             shares entitled to vote at the Annual Meeting constitutes a quorum. Presence may be in person or by proxy. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet or if you attend the Annual Meeting.

                             Abstentions and broker "non-votes" are counted as "shares present" at the meeting for purposes of determining whether a quorum exists but will not be voted for election of directors or on other proposals. Because abstentions and broker "non-votes" are not treated as shares voted, they would have no impact on proposals 1 through 3.

WHAT VOTE IS REQUIRED IN
ORDER TO
APPROVE EACH PROPOSAL?       ELECTION OF DIRECTORS:  The election of the nine
                             nominees requires the affirmative vote of a majority of the shares cast at the Annual Meeting.
                             Persons designated as proxies reserve full discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting.

                             AMENDMENT OF 1994 STOCK OPTION PLAN: Amendment of our 1994 Stock Option Plan will require the affirmative vote of a majority of the votes cast at the Annual Meeting.

                             RATIFICATION OF INDEPENDENT AUDITORS: Ratification of Deloitte & Touche LLP as our independent auditors requires the affirmative vote of a majority of the shares cast at the Annual Meeting. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the appointment will be reconsidered by our Board of Directors.

HOW WILL VOTING ON ANY
OTHER
BUSINESS BE CONDUCTED?       We do not know of any business or proposals to be
                             considered at our Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and we decide to permit it to be presented at the Annual Meeting, the signed proxies received from our shareholders give the persons voting the proxies the authority to vote on the matter according to their best judgment.

WHO WILL COUNT THE VOTES?    The Bank of New York will act as the inspector of
                             election and will tabulate the votes.

WHO PAYS TO PREPARE, MAIL
AND
SOLICIT THE PROXIES?         We will pay all of the costs of soliciting these
                             proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We have also retained W.F.
                             Doring & Co., Inc. to solicit proxies on our behalf and will pay them a fee, not to exceed $5,000, for such services. These expenses will in turn then be paid by Globalstar.

HOW DO I SUBMIT A
SHAREHOLDER
PROPOSAL FOR NEXT YEAR'S
ANNUAL
MEETING? Proposals for inclusion in our 2001 Proxy Statement must be submitted by shareholders and received by us no later than December 12, 2000. Proposals intended to be presented at the 2001 Annual Meeting must be received by us no later than February 26, 2001. All proposals must be submitted in writing and sent to 600 Third Avenue, New York, New York 10016, Attention: Secretary. Your proposal must comply with the proxy rules of the Securities and Exchange Commission and the requirements of Bermuda law.

                      PROPOSAL #1:   ELECTION OF DIRECTORS

Shareholders will elect nine directors at the Annual Meeting. Each director will serve until the next annual meeting, until a qualified successor director has been elected, or until he resigns or is removed by the Board. ELECTION OF THE NOMINEES WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

The following are brief biographical sketches for each of our nominated directors:

                                                                    BERNARD L. SCHWARTZ
---------------------------------------------------------------------------------------
                Age:       74
     Director Since:       1994
Business Experience:       Mr. Schwartz is Chairman of the Board of Directors and Chief
                           Executive Officer of the Company and Chairman of the General
                           Partners' Committee and Chief Executive Officer of
                           Globalstar. In addition, he is Chairman of the Board of
                           Directors and Chief Executive Officer of K&F Industries,
                           Inc. and Loral Space & Communications Ltd. Prior to April
                           1996, Mr. Schwartz was Chairman of the Board of Directors
                           and Chief Executive Officer of Loral Corporation.
Other Directorships:       First Data Corp., Reliance Group Holdings, Inc. and certain of its subsidiaries, Loral CyberStar, Inc. and Satelites
                           Mexicanos, S.A. de C.V. Trustee of Mount Sinai - NYU Medical
                           Center and Health System and Thirteen/WNET Educational
                           Broadcasting Corporation.

                                                                    MICHAEL P. DEBLASIO
---------------------------------------------------------------------------------------
                Age:       63
     Director Since:       1996
Business Experience:       Mr. DeBlasio is the Senior Vice President of the Company. In
                           addition, he has been First Senior Vice President of Loral
                           Space & Communications Ltd. since 1998. Prior to that, he
                           was Senior Vice President and Chief Financial Officer of
                           Loral Space & Communications Ltd. Prior to that, Mr.
                           DeBlasio was Senior Vice President and Chief Financial
                           Officer of Loral Corporation.
Other Directorships:       CJSC GlobalTel, Globalstar do Brasil S.A. and Loral
                           CyberStar, Inc. Trustee of Dickinson College, Our Lady of
                           Mercy Medical Center, Philharmonia Virtuosi and St. Francis
                           College.

                                                                       DOUGLAS G. DWYRE
---------------------------------------------------------------------------------------
                Age:       67
     Director Since:       1999
Business Experience:       Mr. Dwyre was President of Globalstar from March 1994 until his retirement in March 1999. He also served as Senior Vice
                           President of the Company from May 1996 to March 1999.

                                                                    SIR RONALD GRIERSON
---------------------------------------------------------------------------------------
                Age:       78
     Director Since:       1996 (Independent Director of Globalstar's General Partners'
                           Committee)
Business Experience:       Sir Ronald is the retired Vice-Chairman of General Electric
                           Company plc.
Other Directorships:       Chime Communications plc, Daily Mail and General Trust plc,
                           Etam Development S.A. and Safic-Alcan S.A. Chairman of the
                           international advisory boards of Bain & Co. and Blackstone
                           Group.

                                                                        ROBERT B. HODES
---------------------------------------------------------------------------------------
                Age:       74
     Director Since:       1994
Business Experience:       Mr. Hodes is counsel to Willkie Farr & Gallagher, a law firm in New York, N.Y. and, until 1996, was a partner in and
                           co-chairman of that firm.
Other Directorships:       K&F Industries, Inc., LCH Investments N.V., Loral Space &
                           Communications Ltd., Mueller Industries, Inc., Restructured
                           Capital Holdings, Ltd., R.V.I. Guaranty Ltd. and W.R.
                           Berkley Corporation.

                                                                          E. JOHN PEETT
---------------------------------------------------------------------------------------
                Age:       64
     Director Since:       1994
Business Experience:       Mr. Peett held various positions with Vodafone Group plc
                           (now Vodafone AirTouch), including serving as its Executive
                           Director, until his retirement in October 1997.
Other Directorships:       PNC Telecom plc. Non-Executive Chairman of Cambridge
                           Positioning Systems Limited.

                                                                     MICHAEL B. TARGOFF
---------------------------------------------------------------------------------------
                Age:       55
     Director Since:       1994
Business Experience:       Mr. Targoff is Chairman and Chief Executive Officer of
                           CineComm Digital Cinema, L.L.C. Prior to that, he was
                           President of the Company and Chief Operating Officer of
                           Globalstar from May 1996 to January 1998. From April 1996 to
                           January 1998, Mr. Targoff was President and Chief Operating
                           Officer of Loral Space & Communications Ltd. Prior to that time, he served as Senior Vice President and Secretary of
                           Loral Corporation.
Other Directorships:       Leap Wireless International.

                                                                       A. ROBERT TOWBIN
---------------------------------------------------------------------------------------
                Age:       64
     Director Since:       1995 (Independent Director of Globalstar's General Partners'
                           Committee)
Business Experience:       Mr. Towbin is Co-Chairman of C.E. Unterberg, Towbin and was
                           Senior Managing Director from September 1995 to 1999.
Other Directorships:       Bradley Real Estate, Inc., Gerber Scientific Inc., Globecomm
                           Systems, Inc., K&F Industries, Inc. and TrueTime, Inc.

                                                                         ERIC J. ZAHLER
---------------------------------------------------------------------------------------
                Age:       49
     Director Since:       February 2000
Business Experience:       Mr. Zahler is Vice Chairman of the Company and Vice Chairman
                           of the General Partners' Committee of Globalstar. In
                           addition, Mr. Zahler has been President and Chief Operating
                           Officer of Loral Space & Communications Ltd. since February
                           2000. Prior to that, Mr. Zahler was Executive Vice President of Loral Space & Communications Ltd. since October 1999 and
                           Senior Vice President, General Counsel and Secretary of
                           Loral Space & Communications Ltd. since February 1998. Prior to that, he was Vice President, General Counsel and
                           Secretary of Loral Space & Communications Ltd. since March
                           1996. Prior to that, Mr. Zahler was Vice President, General
                           Counsel and Secretary of Loral Corporation.
Other Directorships:       Loral CyberStar, Inc. and Satelites Mexicanos, S.A. de C.V.

Directors are paid a fixed fee of $12,000 per year. Directors who are not officers of the Company, Globalstar or Loral Space & Communications Ltd. are also paid $1,500 for personal attendance at each meeting. In addition, Mr. Hodes is paid an annual fee of $2,000 in respect of his participation in the Audit Committee plus $1,000 for each meeting of the Audit Committee attended.

The Company has purchased insurance from the Reliance Insurance Company ("Reliance") insuring the Company against obligations it might incur as a result of its indemnification of its officers and directors for certain liabilities they might incur, and insuring such officers and directors for additional liabilities against which they might not be indemnified by the Company. The insurance expires on April 23, 2001 and costs $450,000 for 36 months of coverage.

                     PROPOSAL #2:   1994 STOCK OPTION PLAN

Shareholders will act upon a proposal to amend the Company's 1994 Stock Option Plan to increase the number of shares of our common stock available for issuance from 5,000,000 to 10,000,000. APPROVAL OF THIS PROPOSAL WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

BACKGROUND

The Company has historically utilized stock options as part of its overall compensation program for key employees, directors and officers. As of March 24, 2000, options for approximately 4,835,000 shares were outstanding under the Company's 1994 Stock Option Plan (the "SOP"), leaving a balance of approximately 69,000 shares that may be used for future option grants. The Board of Directors has approved, subject to shareholder approval, an amendment to the SOP (the "Amendment") to increase from 5,000,000 to 10,000,000 the number of shares of common stock that may be issued under the SOP. As of March 24, 2000, the Company would have had approximately 274,487,000 shares of common stock outstanding, assuming conversion and exercise of all outstanding convertible securities, options and warrants of the Company, consisting of 96,910,921 shares of common stock issued and outstanding, 15,230,647 shares of common stock issuable upon conversion of the Company's Series A and Series B convertible preferred stock, 3,810,469 shares issuable upon exercise of outstanding warrants, 4,835,050 shares issuable upon exercise of outstanding options and approximately 153.7 million shares of common stock issuable upon exercise by Globalstar's partners of certain exchange rights. Globalstar partners have the right, following commencement of operations and two consecutive quarters of positive net income, to exchange, subject to certain limitations, their partnership interests for shares of our common stock.

The Board of Directors believes that it is in the best interests of the Company and Globalstar to have stock-based awards available in order to retain, attract and motivate highly qualified personnel for the Company and Globalstar. The Amendment, if approved by shareholders, will enable the Company to have a sufficient number of stock options available for future grant.

The Board of Directors is submitting the Amendment for shareholder approval because the terms of the SOP require that any increase in the maximum number of shares available for issuance under the SOP be approved by shareholders. Also, such approval is required by the rules of the Nasdaq National Market and the regulations promulgated under Section 162(m) of the Internal Revenue Code. If the Amendment is not approved by the shareholders, it will not be adopted.

If the Amendment is approved by the shareholders, the first sentence of Section 3 of the SOP will be amended to read as follows:

     "The total number of shares of Common Stock which shall be subject to Options granted under the Plan shall not exceed 10,000,000, subject to adjustment as provided in Section 7 hereof."

DESCRIPTION OF THE 1994 STOCK OPTION PLAN

The Company's 1994 SOP was adopted by the Board of Directors and approved by the Company's only shareholder on November 30, 1994. In April 1997, shareholders of the Company approved an amendment to the SOP that increased the number of shares of Common Stock available for issuance to 2,500,000 shares (as adjusted to give effect to the Company's two-for-one stock splits effected in the form of 100% stock dividends paid on May 28, 1997 and June 8, 1998) and reduced the minimum purchase price at which options may be granted thereunder. In May 1999, shareholders of the Company approved an amendment to the SOP that increased the number of shares of Common Stock available for issuance to 5,000,000 shares.

The SOP provides for the grant of non-qualified stock options ("NQSOs") and incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code. The SOP is administered by the Company's Compensation Committee. Key employees, directors and officers of the Company and

Globalstar and entities which are directly or indirectly controlled by Globalstar and designated by the Compensation Committee are eligible to participate in the SOP. At present, all directors and executive officers, totalling 21 persons, and approximately 300 employees are eligible to participate in the SOP. Management of the Company and Globalstar believe that the SOP is important to provide an inducement to obtain and retain the services of qualified employees, directors and officers. The SOP (but not outstanding options) will terminate on the tenth anniversary of its adoption. Assuming approval of the Amendment by shareholders, the Company will have reserved 9,903,900 shares of common stock for issuance upon the exercise of options under the SOP.

Recipients of options under the SOP ("Optionees") are selected by the Compensation Committee. The Compensation Committee determines the terms of each option grant including (1) the number of shares underlying the option grant, (2) the purchase price of shares subject to options, (3) the dates on which options become exercisable and (4) the expiration date of each option (which may not exceed ten years from the date of grant). The Compensation Committee has the power to accelerate the exercisability of outstanding options at any time. The number of shares for which options may be granted under the SOP to any single Optionee may not exceed 400,000 (subject to adjustments for capital changes). The minimum purchase price of an ISO granted under the SOP will be the Fair Market Value (as defined in the SOP) of the common stock as of the date of grant, and the minimum purchase price of an NQSO may be not less than 50% of the Fair Market Value of a share of common stock as of the date of grant.

Optionees will have no voting, dividend or other rights as shareholders with respect to shares of common stock covered by options prior to becoming the holders of record of such shares. All option grants will permit the purchase price to be paid in cash, by tendering stock, or by surrendering additional options. The number of shares covered by options will be appropriately adjusted in the event of any merger, recapitalization or similar corporate event.

The Board of Directors of the Company may, at any time, terminate the SOP or, from time to time, make such modifications or amendments to the SOP as it may deem advisable, provided that the Board may not, without the approval of the Company's shareholders, (1) increase the maximum number of shares of common stock for which options may be granted under the SOP or (2) reduce the minimum purchase price at which options may be granted under the SOP.

Options granted under the SOP will be evidenced by a written option agreement between the Optionee and the Company. Subject to limitations set forth in the SOP, the terms of option agreements will be determined by the Compensation Committee and need not be uniform among Optionees.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief discussion of the federal income tax consequences of transactions under the SOP based on the Internal Revenue Code. The SOP is not qualified under Section 401(a) of the Code.

No taxable income is realized by an Optionee upon the grant or exercise of an ISO. If common stock is issued to an Optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such Optionee within two years after the date of grant or within one year after the transfer of such shares to such Optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such Optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (2) no deduction will be allowed to the Optionee's employer for federal income tax purposes.

If the common stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (1) the Optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares and (2) the Optionee's employer will be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the Optionee after exercise will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

With respect to NQSOs, (1) no income is realized by an Optionee at the time the option is granted; (2) generally, at exercise, ordinary income is realized by the Optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Deductions for compensation attributable to NQSOs (or disqualified ISOs) granted to NEOs (as defined in this Proxy Statement) may be subject to the deduction limits of Section 162(m) of the Internal Revenue Code, unless such compensation qualifies as "performance-based" as defined therein.

NEW PLAN BENEFITS

The grant of options under the SOP is subject to the discretion of the Compensation Committee. Accordingly, the options that will be received by the various potential participants and options that might have been received by the various potential participants had the Amendment been in effect for the Company's last completed fiscal year are not determinable.

                      PROPOSAL #3:   INDEPENDENT AUDITORS

Shareholders will act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company. IF THE SHAREHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE MEETING DO NOT RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, THE APPOINTMENT OF THE INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE BOARD. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

BACKGROUND

The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 2000. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company, Globalstar or any of their subsidiaries, and that it has had, during the last three years, no connection with the Company, Globalstar or any of their subsidiaries other than as independent auditors and related activities.

FINANCIAL STATEMENTS AND REPORTS

The financial statements of the Company and Globalstar for the year ended December 31, 1999, and reports of the auditors will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

SERVICES

During 1999, Deloitte & Touche LLP provided services consisting of the audit of the annual financial statements of the Company and Globalstar and certain of their affiliates, consultations with respect to the quarterly financial statements, reports and registration statements filed by the Company and Globalstar and their affiliates with the Securities and Exchange Commission and other pertinent matters. Deloitte & Touche LLP also provided certain consulting services to Globalstar and its affiliates in 1999.

                 OTHER ACTION AT MEETING AND VOTING OF PROXIES

Management does not know of any matters to come before the Annual Meeting other than those set forth in this Proxy Statement. However, the enclosed proxy confers discretionary authority upon the proxy holders named in the proxy card to vote and act in accordance with their best judgment with regard to any other matters which should come before the meeting or any adjournment thereof.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors met three times during 1999. Each director attended at least 75% of the meetings of the Board, except for Sir Ronald Grierson, who attended two meetings.

The Board of Directors has standing audit, compensation and executive committees. The following shows the membership and functions of the various committees:

                                                                               AUDIT COMMITTEE
----------------------------------------------------------------------------------------------
                   Members:       Robert B. Hodes
Number of Meetings in 1999:       4
                 Functions:       Reviews and acts or reports to the Board of Directors with respect to various auditing and accounting matters,
                                  including the selection of the Company's independent
                                  auditors, the accounting and financial practices and
                                  controls of the Company, audit procedures and findings and the nature of services performed for the Company by, and the fees paid to, the independent auditors.

                                                                        COMPENSATION COMMITTEE
----------------------------------------------------------------------------------------------
                   Members:       Sir Ronald Grierson, A. Robert Towbin
Number of Meetings in 1999:       7
                 Functions:       Reviews and provides recommendations to the Board of
                                  Directors regarding executive compensation matters and is
                                  responsible for the administration of the Company's Stock
                                  Option Plan.

                                                                           EXECUTIVE COMMITTEE
----------------------------------------------------------------------------------------------
                   Members:       Bernard L. Schwartz, Robert B. Hodes
Number of Meetings in 1999:       3
                 Functions:       The Executive Committee, between meetings of the Board of
                                  Directors, exercises all powers and authority of the Board of Directors in the management of the business affairs of
                                  the Company that may be lawfully delegated.

The Company is a general partner of Globalstar, the operating company. Globalstar in turn has a General Partners' Committee, Audit Committee and Council of Service Operators. The following shows the membership and functions of Globalstar's Audit Committee:

                                                                    GLOBALSTAR AUDIT COMMITTEE
----------------------------------------------------------------------------------------------
                   Members:       Robert B. Hodes, Malvin A. Ruderman, E. Donald Shapiro and
                                  Arthur L. Simon
Number of Meetings in 1999:       4
                 Functions:       Reviews and acts with respect to various auditing and
                                  accounting matters, including the selection of the
                                  Globalstar's independent auditors, the accounting and
                                  financial practices and controls of Globalstar, audit
                                  procedures and findings and the nature of services performed for Globalstar, by, and the fees paid to, the independent
                                  auditors.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

The salaries of the executive officers of the Company and Globalstar are borne by either Globalstar or Loral Space & Communications Ltd. ("Loral"). Loral is solely responsible for the compensation of Messrs. Schwartz, Zahler and DeBlasio and the other officers of the Company and Globalstar who are also officers of Loral, and Loral does not receive any direct reimbursement from Globalstar or the Company for such compensation. This report discusses the executive compensation policies of Globalstar with respect to annual compensation, and of the Company with respect to long-term stock-based incentive compensation, for executive officers and other employees who receive compensation from Globalstar and the Company.

The goals of the Company's and Globalstar's compensation program are to align compensation with business objectives and corporate performance, and to enable the Company and Globalstar to attract, retain and reward executive officers who contribute to the long-term success of the Company and Globalstar and thereby create value for shareholders. In order to attain these goals, the Company's and Globalstar's compensation policies link compensation to corporate performance.

The principal components of Globalstar's compensation program are annual cash compensation consisting of a base salary and an annual incentive bonus and long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive's role in Globalstar's achieving its business objectives and Globalstar's overall performance.

The Compensation Committee believes that the Company's and Globalstar's compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, will be an important factor in the Company's and Globalstar's growth and success.

ANNUAL COMPENSATION

Base salaries for the named executive officers in this Proxy Statement (the "NEOs") have been set at competitive levels by the Chief Executive Officer ("CEO") of Globalstar in consultation with the Compensation Committee, giving due regard to individual performance and time in position. Annual incentive compensation of the NEOs is not based on a formula using quantitative target levels. The CEO of Globalstar, in consultation with the Compensation Committee, sets the incentive compensation by assessing a number of factors, including the executive's individual effort, performance and his contribution toward achieving Globalstar's business plan and growth objectives.

LONG-TERM COMPENSATION

It is the Compensation Committee's belief that shareholders' interests are best served by encouraging key employees to develop ownership interests in the Company. To that end, the Company relies upon fair market value employee stock options granted in accordance with the provisions of its Stock Option Plan. In addition, in determining overall compensation, the Compensation Committee also considers fair market value stock options granted by Loral. During 1999, 2,821,500 options were granted to employees under the Stock Option Plan, of which 622,500 were granted to NEOs.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits to $1 million the amount of compensation deductible by a public company paid to its chief executive officer and each of its four next most highly compensated executive officers. Because none of the NEOs has compensation from the Company or Globalstar in excess of $1 million, the Company has not yet formulated a policy with respect to the deduction limitations of Section 162(m) of the Code.

The report of the Compensation Committee set forth above shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated and shall not otherwise be deemed filed under such acts.

                                         MEMBERS OF THE COMPENSATION COMMITTEE

                                                 Sir Ronald Grierson
                                                 A. Robert Towbin

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

None of the members of the Compensation Committee are present or former officers or employees of the Company or Globalstar or their respective subsidiaries. Mr. Towbin is Co-Chairman of C.E. Unterberg, Towbin, which has provided advisory, investment banking and underwriting services to the Company and Globalstar.

                             EXECUTIVE COMPENSATION

The salaries of the executive officers of Globalstar and the Company are borne by either Globalstar or Loral. Loral is solely responsible for the salaries of Messrs. Schwartz, Zahler, DeBlasio and the other officers of the Company and Globalstar who are also officers of Loral. The following table summarizes the salaries and other compensation paid to the five most highly compensated executive officers of the Company and Globalstar who receive compensation from Globalstar.

                                                                              LONG TERM
                                           ANNUAL COMPENSATION              COMPENSATION
                                                                             SECURITIES
                                                                             UNDERLYING
                                                             OTHER ANNUAL       STOCK          ALL OTHER
NAME AND PRINCIPAL POSITION(A)  Year  Salary(b)   BONUS(c)   COMPENSATION    OPTIONS(e)     COMPENSATION(f)
-----------------------------------------------------------------------------------------------------------
 Anthony J. Navarra             1999  $256,792    $160,000          --         175,000          $ 5,760
 President of Globalstar        1998  $227,928    $120,000          --           6,300          $25,664
 and the Company                1997  $188,640    $ 90,000          --          25,000          $ 5,700
-----------------------------------------------------------------------------------------------------------
 Gloria Everett                 1999  $235,920    $ 90,000     $50,000(d)      137,500               --
 Senior Vice President --       1998  $198,846    $ 74,000     $50,000          37,500               --
 Operations of Globalstar       1997        --          --          --              --               --
-----------------------------------------------------------------------------------------------------------
 Robert A. Wiedeman             1999  $143,158    $156,500          --          45,000          $ 5,154
 Vice President -- Systems      1998  $136,010    $112,000          --          16,300          $ 4,896
 and Regulatory Engineering     1997  $127,282    $ 77,000          --          15,000          $ 4,582
 of Globalstar
-----------------------------------------------------------------------------------------------------------
 Joel Schindall                 1999  $182,518    $ 88,000          --         130,000          $ 5,760
 Senior Vice President --       1998  $175,897    $ 70,000          --          17,500          $16,357
 Systems Development of         1997  $162,180    $ 55,000          --          20,000          $ 5,501
 Globalstar
-----------------------------------------------------------------------------------------------------------
 Megan Fitzgerald               1999  $153,235    $ 80,000          --         135,000          $ 5,517
 Senior Vice President --       1998  $126,891    $ 65,000          --          12,000          $ 4,568
 Space Operations of            1997  $116,483    $ 45,000          --           8,000          $ 4,193
 Globalstar

(a) Bernard L. Schwartz is Chief Executive Officer of the Company. For 1999, Mr. Schwartz received no cash compensation, stock options or other compensation from the Company except for a director's fee of $12,000 and is, therefore, omitted from this table.

(b) For 1998, for Ms. Everett, amount reflects the actual salary earned from the commencement of employment, February 2, 1998 to December 31, 1998, not the annual base salary of $220,000.

(c) Reflects bonuses earned for each of the respective fiscal years; these bonuses, however, were paid in the subsequent year. Amounts shown for Mr. Wiedeman also included patent and achievement bonuses totaling $91,500 for 1999. Amounts shown for Dr. Schindall also include the payment of a $3,000 patent bonus during 1999.

(d) Consists of a signing bonus paid to Ms. Everett.

(e) Does not include a grant made in December 1999 by Loral Space & Communications Ltd. to Mr. Navarra of stock options to acquire 30,000 shares of Loral common stock at an exercise price of $16.00 per share.

(f) The amounts for 1999 consist of Company matching contributions to the Savings Plan.

                              OPTION GRANTS TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                               NUMBER OF     % OF TOTAL
                               SECURITIES     OPTIONS
                               UNDERLYING    GRANTED TO    EXERCISE OR
                                OPTIONS     EMPLOYEES IN   BASE PRICE                         GRANT DATE
             NAME              GRANTED(A)   FISCAL YEAR    (PER SHARE)   EXPIRATION DATE   PRESENT VALUE(B)
 Anthony J. Navarra              30,000         1.06%       $  20.625      04/26/2009         $  431,130
                                 45,000         1.59%       $ 24.0625      08/04/2009         $  754,470
                                100,000         3.54%       $20.78125      12/16/2009         $1,448,000
 Gloria Everett                  22,500         0.80%       $  20.625      04/26/2009         $  323,348
                                 35,000         1.24%       $ 24.0625      08/04/2009         $  586,810
                                 80,000         2.84%       $20.78125      12/16/2009         $1,158,400
 Robert Wiedeman                 10,000         0.35%       $  20.625      04/26/2009         $  143,710
                                 35,000         1.24%       $ 24.0625      08/04/2009         $  586,810
 Joel Schindall                  15,000         0.53%       $  20.625      04/26/2009         $  215,565
                                 35,000         1.24%       $ 24.0625      08/04/2009         $  586,810
                                 80,000         2.84%       $20.78125      12/16/2009         $1,158,400
 Megan Fitzgerald                20,000         0.71%       $  20.625      04/26/2009         $  287,420
                                 35,000         1.24%       $ 24.0625      08/04/2009         $  586,810
                                 80,000         2.84%       $20.78125      12/16/2009         $1,158,400

(a) The options become exercisable over a five-year period as follows: 25% on each of the second, third, fourth and fifth anniversary from the date of grant.

(b) The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 6.25%, stock volatility of 50% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                    AGGREGATED OPTION EXERCISES IN 1999 AND
                             YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT FISCAL YEAR-END        FISCAL YEAR END(A)
                          NUMBER OF
                           SHARES
                         ACQUIRED ON   REALIZED
          NAME            EXERCISE      VALUE     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
 Anthony J. Navarra          --           --        43,750         212,550      $1,615,234     $4,973,791
 Gloria Everett              --           --             0         175,000               0     $3,759,063
 Robert Wiedeman             --           --        26,250          80,050      $  969,141     $1,782,697
 Joel Schindall              --           --         8,600         163,700      $  240,313     $3,615,313
 Megan Fitzgerald            --           --         8,000         155,000      $  277,813     $3,454,500

(a) Market value of underlying securities at year-end, minus the exercise price.

EMPLOYMENT AND OTHER COMPENSATION ARRANGEMENTS

Except for the Retirement Plan, including a Supplemental Executive Retirement Plan, the 401(k) Savings Plan, and the 1994 Stock Option Plan, there are no employment contracts or compensatory plans or arrangements with respect to any of the NEOs under which payments or benefits are triggered by, or result from, the resignation, retirement or any other termination of such NEO's employment, a change-in-control of the Company or Globalstar, or a change in such NEO's responsibilities following a change-in-control.

In connection with Gregory Clark's retirement as Vice Chairman and President of the Company and Vice Chairman of the General Partners' Committee of Globalstar, options granted by the Company to Dr. Clark to acquire 40,000 shares of its common stock at an exercise price of $24.0625 per share were immediately vested. These options are exercisable in the period starting January 1, 2004 to and including December 31, 2007. All of Dr. Clark's other vested options continue to be exercisable through January 20, 2010.

PENSION PLAN

The Retirement Plan (the "Plan") provides a non-contributory benefit for each year of non-contributory participation, and additional benefits associated with contributory participation. Globalstar also has a Supplemental Executive Retirement Plan ("SERP") under which eligible employees receive benefits which generally make up for certain required reductions in Plan benefits caused by limitations under the Internal Revenue Code. For non-contributory participation, the annual retirement benefit is $252 times credited years of service. For contributory participation, the following table shows the amounts of annual retirement benefits that would be payable at normal retirement (age 65 or later). Benefits are shown for various rates of final average salary, assuming that employee contributions were made for the periods indicated. Employees who have completed at least one year of service and attained age 21 will receive the contributory benefit if they contribute to the Plan at the rate of 1% of salary.

                                                   YEARS OF CONTRIBUTORY SERVICE
        FINAL AVERAGE SALARY             15          20          25          30          35
              $100,000                $22,670     $ 30,230    $ 37,790    $ 45,350    $ 52,900
              $125,000                $29,240     $ 38,980    $ 48,730    $ 58,470    $ 68,220
              $150,000                $35,800     $ 47,730    $ 59,660    $ 71,600    $ 83,530
              $175,000                $42,360     $ 56,480    $ 70,600    $ 84,720    $ 98,840
              $200,000                $48,920     $ 65,230    $ 81,540    $ 97,850    $114,150
              $225,000                $55,490     $ 73,980    $ 92,480    $110,970    $129,470
              $250,000                $62,050     $ 82,730    $103,410    $124,100    $144,780
              $300,000                $75,170     $100,230    $125,290    $150,350    $175,400

The table above shows total estimated benefits payable under the Plan and SERP including amounts attributable to employee contributions, determined on a straight annuity basis. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts. The compensation covered by the Plan and SERP is the employee's base salary, and is identical to compensation disclosed as "Salary" in the Summary Compensation Table. The Plan and SERP benefits are computed on the basis of the average of an employee's highest five consecutive annual salaries out of the last ten years contributions are made. As of December 31, 1999, the contributory credited years of service for each of the NEOs are as follows: Anthony Navarra, 8 years; Gloria Everett, 1 year; Robert Wiedeman, 3 years; Joel Schindall, 5 years; and Megan Fitzgerald, 4 years.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 1999 all reports for the Company's executive officers, directors and beneficial owners of more than 10% of the Company's common stock that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were timely filed.

                             COMMON STOCK OWNERSHIP

The following table shows, based upon filings made with the Company, certain information concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of our common stock because they possessed or shared voting or investing power with respect to the shares of our common stock:

                                                              AMOUNT AND NATURE OF    PERCENT OF
                      NAME AND ADDRESS                        BENEFICIAL OWNERSHIP     CLASS(1)
 Loral Space & Communications Ltd.                                 14,735,856(2)(3)     14.3%
 c/o Loral SpaceCom Corporation
 600 Third Avenue
 New York, New York 10016
 Prime 66 Partners, L.P.                                            8,630,000            8.9%
 201 Main Street, Suite #3200
 Fort Worth, Texas 76102

(1) Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the number of shares of our common stock outstanding as of March 24, 2000.

(2) This information is as of March 24, 2000 and includes 6,449,865 shares of common stock issuable upon the conversion of the Company's 8% Convertible Redeemable Preferred Stock due 2011 held by Loral. Does not include shares of common stock issuable upon exchange of Loral's partnership interests in Globalstar. Globalstar partners have the right, following commencement of operations and two consecutive quarters of positive net income, to exchange, subject to certain limitations, their partnership interests for shares of the Company's common stock. See also "Certain Relationships and Related Transactions" for a discussion of warrants to purchase 3,450,000 partnership interests issued by Globalstar to Loral in consideration of a guarantee provided by two subsidiaries of Loral.

(3) Of such amount, 1,568,000 shares represent shares of common stock subject to options granted by Loral to certain of its executive officers and directors.

The following table presents the number of shares of our common stock beneficially owned by the directors and nominees, the NEOs and all current directors, nominees, NEOs and other executive officers of the Company as a group on March 24, 2000. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                               AMOUNT AND NATURE OF     PERCENT OF
                     NAME OF INDIVIDUAL                       BENEFICIAL OWNERSHIP(1)     CLASS
 Bernard L. Schwartz                                                 1,632,604(2)          1.7%
 Michael P. DeBlasio                                                    68,001               *
 Douglas G. Dwyre                                                       54,691(3)            *
 Gloria Everett                                                          8,500(4)            *
 Megan Fitzgerald                                                       10,560(5)            *
 Sir Ronald Grierson                                                    75,000(6)            *
 Robert B. Hodes                                                       144,452(6)            *
 Anthony J. Navarra                                                     48,846(7)            *
 E. John Peett                                                          86,666(8)            *
 Joel Schindall                                                         12,251(9)            *
 Michael B. Targoff                                                      1,000               *
 A. Robert Towbin                                                       85,676(10)           *
 Robert Wiedeman                                                        31,280(11)           *
 Eric J. Zahler                                                        128,012(12)           *
 ALL CURRENT DIRECTORS, NEOS AND OTHER EXECUTIVE OFFICERS OF
   THE COMPANY AS A GROUP (21 PERSONS)                               2,559,566(13)         2.6%

  *  Represents holdings of less than one percent.

 (1) Includes shares which, as of March 24, 2000, may be acquired within sixty days upon the exercise of options granted by Loral: 560,000 to Mr. Schwartz, 60,000 to Mr. DeBlasio, 80,000 to Mr. Hodes, 100,000 to Mr. Zahler and 748,000 to all current directors and executive officers as a group.

 (2) Includes 75,000 shares exercisable under the Company's stock option plan.

 (3) Includes 53,750 shares exercisable under the Company's stock option plan and 497 shares held in the Company's Savings Plan.

 (4) Includes 7,500 shares exercisable under the Company's stock option plan.

 (5) Includes 10,000 shares exercisable under the Company's stock option plan and 560 shares held in the Company's Savings Plan.

 (6) Includes 60,000 shares exercisable under the Company's stock option plan.

 (7) Includes 43,750 shares exercisable under the Company's stock option plan and 644 shares held in the Company's Savings Plan.

 (8) Includes 86,666 shares exercisable under the Company's stock option plan.

 (9) Includes 11,100 shares exercisable under the Company's stock option plan and 651 shares held in the Company's Savings Plan.

(10) Includes 60,000 shares exercisable under the Company's stock option plan, 6,676 shares held in an IRA account and 4,000 shares held in a trust to which Mr. Towbin disclaims beneficial ownership.

(11) Includes 888 shares owned by Mr. Wiedeman's wife, 28,750 shares exercisable under the Company's stock option plan and 560 shares held in the Company's Savings Plan.

(12) Includes 4,452 shares held in a Keogh Account and 3,560 shares held by minor children.

(13) Includes 537,516 shares exercisable under the Company's stock option plan and 3,476 shares held in the Company's Savings Plan.

                            STOCK PERFORMANCE GRAPH

The graph below compares the monthly change in cumulative total return, including reinvestment of dividends, of the Company's common stock with the cumulative total return of the Nasdaq Composite Stock Index and the Nasdaq Telecommunications Index, from February 14, 1995, the date on which the Company's common stock was first listed on the Nasdaq National Market, through March 15, 2000, assuming an investment of $100 in the Company's common stock and each index.

The graph below shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated and shall not otherwise be deemed filed under such acts.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                       GLOBALSTAR                                        NASDAQ COMPOSITE INDEX
                                                   TELECOMMUNICATIONS                NASDAQ              ----------------------
                                                         LIMITED            TELECOMMUNICATIONS INDEX
                                                   ------------------       ------------------------
14-Feb-95                                                100.00                      100.00                      100.00
30-Jun-95                                                 74.00                      108.00                      118.00
31-Dec-95                                                206.00                      126.00                      134.00
30-Jun-96                                                246.00                      136.00                      150.00
31-Dec-96                                                350.00                      131.00                      164.00
30-Jun-97                                                340.00                      151.00                      185.00
31-Dec-97                                                546.00                      186.00                      201.00
30-Jun-98                                                600.00                      250.00                      243.00
31-Dec-98                                                447.00                      304.00                      282.00
15-Jun-99                                                515.00                      397.00                      346.00
31-Dec-99                                                978.00                      616.00                      525.00
15-Mar-00                                                364.00                      669.00                      590.00

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SS/L AGREEMENT AND SUBCONTRACTS. Space Systems/Loral, Inc. ("SS/L"), which is an affiliate of Globalstar and a wholly-owned subsidiary of Loral, has entered into a contract with Globalstar to design, manufacture, test and launch 56 satellites. The price of the contract consisted of three parts, the first for non-recurring work at a price not to exceed $117.1 million, the second for recurring work at a fixed price of $15.6 million per satellite (including certain performance incentives of up to approximately $1.9 million per satellite) and the third for launch services and insurance. In addition, Globalstar purchased from SS/L eight additional satellites at a cost of $180 million.

Globalstar also has agreed to purchase from SS/L eight spare satellites for $132 million. As of December 31, 1999, $53.5 million has been expended for these spare satellites. Globalstar has secured from SS/L twelve-month call up orders for two additional Delta launch vehicles. The total future commitment for these launch vehicles is $84 million plus escalation of 3% per year. If these launch vehicles are not used by the end of 2003, Globalstar will incur a termination charge of $15.9 million.

Globalstar has granted SS/L an irrevocable, royalty-free, non-exclusive license to use certain intellectual property expressly developed in connection with the SS/L agreement provided that SS/L will not use, or permit others to use, such license for the purpose of engaging in any business activity that would be in material competition with Globalstar. Globalstar has similarly agreed that it will not license such intellectual property if it will be used for the purpose of designing or building satellites that would be in competition with SS/L.

SS/L has provided $330 million of billings deferred under its construction contracts with Globalstar, comprised of: $105 million of orbital incentives, of which $44 million was repaid by Globalstar in 1999 and $61 million is expected to be repaid in 2000; $90 million of vendor financing which bears interest at LIBOR plus 3% and is repayable over five years commencing in 2001; and $134 million of non-interest bearing vendor financing due over five years in equal monthly installments, commencing in 2000. SS/L's subcontractors have assumed $116 million of such financing.

On March 23, 1994, Globalstar entered into an agreement with Hyundai Electronics Industries Co., Ltd. ("Hyundai") pursuant to which it agreed to cause the prime contractor of its satellite constellation to enter into certain arrangements with Hyundai, including offering Hyundai the right to provide assembly, integration and testing with respect to satellites in Globalstar's constellation beyond the first 56 and in any second generation satellite system and supporting Hyundai in its efforts as a satellite vendor, through for instance, providing training and transferring certain know-how to Hyundai.

QUALCOMM AGREEMENT. Globalstar and Qualcomm Incorporated ("Qualcomm") have entered into an agreement providing for the design, development, manufacture, installation, testing and maintenance by Qualcomm of four gateways, two ground operations control centers ("GOCC") and 300 pre-production subscriber terminals (the "Qualcomm Segment"). The contract provides for reimbursement to Qualcomm, subject to a cap for certain joint development efforts, for contract costs incurred, plus a 12% fee thereon. As of December 31, 1999, costs billed under this arrangement, before giving effect to contract payment deferrals were approximately $1.04 billion and the efforts required to commence service were substantially complete. Remaining activities under this contract are comprised of maintenance efforts and further expenditures on system software for the improvement of system functionality beyond that planned for the start of service.

Except for the intellectual property contained in certain software relating to the public switched telephone networks and the GOCCs (excluding any software or technical data contained in Qualcomm's CDMA technology) which will be owned by Globalstar, Qualcomm retains all intellectual property in the Qualcomm Segment. However, Qualcomm has granted Globalstar a license to use its CDMA technology for mobile satellite service commercial applications.

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

Globalstar has granted to Qualcomm an irrevocable, non-exclusive, worldwide perpetual license to intellectual property owned by Globalstar in the Qualcomm Segment and developed pursuant to the Qualcomm agreement. Qualcomm may, pursuant to such grant, use the intellectual property for applications other than the Globalstar system provided that Qualcomm may not for a period of three years after its withdrawal as a strategic partner or prior to the third anniversary of the full constellation date, whichever is earlier, engage in any business activity that would be in competition with the Globalstar system. The grant of intellectual property to Qualcomm described above is generally royalty free. Under certain specified circumstances, however, Qualcomm will be required to pay a 3% royalty fee on such intellectual property.

Qualcomm is the only manufacturer of gateways to Globalstar's service providers. Qualcomm has granted a license to manufacture Globalstar phones to each of Ericsson and Telit. On March 23, 1994, a letter agreement was entered into among Qualcomm, Globalstar and Hyundai pursuant to which Hyundai may elect to become a licensee authorized to manufacture and sell Globalstar phones to service providers. Should Hyundai so elect, it would, for a five-year period following Globalstar's full constellation date, be the exclusive licensee authorized to manufacture and sell such units in South and North Korea.

Globalstar will receive a payment of approximately $400,000 on each installed gateway sold to a Globalstar service provider. Globalstar will also receive up to $10 on each Globalstar phone sold, which will be payable until Globalstar's funding of that design has been recovered.

On March 4, 1998, Qualcomm entered into a deferred payment agreement with Globalstar providing for $100 million of vendor financing. The deferred payments accrue interest at a rate of 5.75% per annum, which is added to the outstanding principal balance quarterly. Qualcomm has agreed to provide Globalstar with an additional $400 million in vendor financing, for which the terms are still being finalized. In consideration for the additional vendor financing, Qualcomm is expected to receive 3,450,000 warrants to purchase Globalstar partnership interests, a number that is comparable to that received by Loral pursuant to Loral's guarantee of Globalstar's $500 million credit facility described below. Globalstar was to commence repayment of the $100 million vendor financing in January 2000; however, the $100 million of vendor financing is being incorporated into the $400 million of additional vendor financing, for which the repayment terms are still being negotiated.

GATEWAY AND USER TERMINALS PROGRAMS. Qualcomm executed the initial Globalstar gateway design work under its original development contract with Globalstar. In 1997, in order to accelerate the deployment of gateways around the world, Globalstar agreed to help finance approximately $80 million of the cost of up to 32 of the initial 38 gateways. The contracts for the 38 gateways aggregate approximately $345 million. Ericsson, Qualcomm and Telit are in the process of manufacturing approximately 300,000 handheld and fixed user terminals under contracts totaling $375 million from Globalstar and its service providers. Globalstar has agreed to finance approximately $151 million of the cost of handheld and fixed user terminals. Globalstar expects to recoup such costs upon acceptance by the service providers of the gateways and user terminals.

SUPPORT AND CONSULTING AGREEMENTS. Globalstar has entered into agreements with certain limited partners for approximately $6.3 million, under which Globalstar will provide for the integration and testing of the Globalstar System at certain of the partners' gateways.

Globalstar has entered into consulting agreements with certain limited partners. There were no costs incurred under these arrangements during 1999.

SERVICE PROVIDER AGREEMENTS. Partners of Globalstar or affiliates thereof have entered into service provider agreements with Globalstar granting them the right to provide Globalstar service to users in designated countries as long as specified minimum levels of subscribers are met. These service providers will receive certain discounts from Globalstar's expected pricing generally over a five-year period. A number of Globalstar service providers recently agreed in principle to make advance purchases of Globalstar airtime for approximately $20 million, after giving effect to a 25% promotional discount.

OMNITRACS SERVICES AGREEMENT. Globalstar has granted Qualcomm the worldwide exclusive right to utilize the Globalstar System to provide OmniTRACS-like services, including certain data-messaging and position-determination services offered by Qualcomm, primarily to fleets of motor vehicles and rail cars and/or vessels and supervisory control and data acquisition services. Qualcomm will utilize the Globalstar System in particular territories to provide its OmniTRACS-like services if the Globalstar service provider in such region or country offers pricing that is the most favorable rate charged by it for a comparable service and that is at least as favorable as the pricing then charged to Qualcomm for geostationary satellite capacity in the United States. In the event Qualcomm and the service provider fail to reach an agreement with respect to such access, Globalstar has agreed to provide Qualcomm with access to the Globalstar System at a rate to be agreed upon. To the extent consistent with Qualcomm's prior commitments, Qualcomm has also agreed to offer each Globalstar service provider certain rights of first refusal to participate with Qualcomm in the provision of OmniTRACS-like services using the Globalstar system in the service provider's territory.

GUARANTEES AND WARRANTS. On December 15, 1995, Globalstar entered into a credit agreement providing for a $250 million credit facility (the "1995 Credit Agreement"). Following the consummation of the merger of Loral Corporation into a subsidiary of Lockheed Martin Corporation ("Lockheed Martin"), Lockheed Martin guaranteed $206.3 million of Globalstar's obligation under the 1995 Credit Agreement, and SS/L, Qualcomm and one other Globalstar strategic partner guaranteed $11.7 million, $21.9 million and $10.1 million, respectively, of Globalstar's obligation. In addition, Loral agreed to indemnity Lockheed Martin for liability in excess of $150 million under Lockheed Martin's guarantee of the 1995 Credit Agreement.

In connection with such guarantees and indemnity of the 1995 Credit Agreement, the Company issued to Loral, Lockheed Martin, SS/L and the other partners participating in such guarantee, warrants to purchase 16,741,272 shares of common stock at an exercise price of $6.625 per share (after giving effect to the Company's two-for-one stock splits effected in the form of 100% stock dividends paid on May 28, 1997 and June 8, 1998). The holders of the warrants have exercised such warrants and the Company has registered for resale the common stock issued upon exercise of such warrants. In addition, Globalstar also agreed to pay to Loral and the other guaranteeing partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the 1995 Credit Agreement (the "Guarantee Fee"). Payment of the Guarantee Fee will be deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the 1995 Credit Agreement. Loral/Qualcomm Satellite Services, L.P. ("LQSS"), Globalstar's managing general partner, may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

On August 5, 1999, Globalstar entered into a $500 million credit agreement with a group of banks. This credit facility is guaranteed by two subsidiaries of Loral. The guarantee is secured by a pledge of certain assets of Loral and its subsidiaries, including the stock of the guarantors and the Telstar 6 and 7 satellites. In consideration for the guarantee, Loral and certain Loral subsidiaries received warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests at an exercise price of $91.00 per partnership interest. Fifty percent of the warrants vested in February 2000. Assuming the guarantee remains in effect, an additional 25% will vest in August 2000, with the remaining 25% vesting in August 2001. The warrants expire in 2006. Globalstar may call the warrants after August 5, 2001 if the market price of the Company's common stock exceeds $45.50 for a defined period.

GLOBALSTAR MANAGING PARTNER'S ALLOCATION AND DISTRIBUTION. Commencing on the full constellation date, Globalstar will make distributions to LQSS equal to 2.5% of Globalstar's revenues up to $500 million plus 3.5% of revenues in excess of $500 million. Loral and Qualcomm ultimately will receive 80% and 20% of such distribution, respectively. Should Globalstar incur a net loss in any year following commencement of operations, the distribution for that year will be reduced by 50% and Globalstar will be reimbursed for managing partner's allocations, if any, made in any prior quarter of such year, sufficient to reduce the managing partner's allocation for such year by 50%. Any managing partner's allocation may be deferred (with interest at 4% per annum) in any quarter in which Globalstar would report negative cash flow from operations if the managing partner's allocation were made.

LQSS has a right to a preferred allocation of gross operating revenue until such allocated revenue cumulatively equals LQSS's distributions payable (whether or not deferred for a shortfall in cash flow from operations). To the extent that distributions exceed such allocated profit, they will be charged against LQSS's capital account and will not be allocated among the Globalstar partners as a Globalstar expense.

JOINT VENTURES. Subsidiaries of Loral have formed joint ventures with partners which have executed service provider agreements granting the joint ventures the exclusive rights to provide Globalstar System services to users in Brazil, Canada, Mexico and Russia, as long as specified minimum levels of subscribers are met. Certain Globalstar service providers, including Loral, receive specified discounts from Globalstar's expected pricing schedule generally over a five-year period.

SERVICES. Mr. Robert B. Hodes, a director of the Company, is counsel to the law firm of Willkie Farr & Gallagher, which acts as counsel to Globalstar and the Company. Mr. A. Robert Towbin is Co-Chairman in the investment banking firm of C.E. Unterberg, Towbin, which has rendered advisory, investment banking and underwriting services to Globalstar and the Company.

PURCHASE OF PREFERRED SECURITIES. In January 1999, the Company purchased $350 million of convertible preferred partnership interests from Globalstar with the net proceeds from its $350 million offering of 8% Convertible Redeemable Preferred Stock due 2011 (the "Convertible Preferred"). In connection therewith, Loral purchased $150 million face amount of the Company's Convertible Preferred at a total purchase price of approximately $145.9 million. The purchase price paid by Loral for the Convertible Preferred was the same as the price offered by the Company to the initial purchasers of the offering.

                      GLOBALSTAR TELECOMMUNICATIONS LIMITED
               PROXY - ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 2000

BERNARD L. SCHWARTZ, ERIC J. ZAHLER and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of GLOBALSTAR TELECOMMUNICATIONS LIMITED, to be held in Ballroom D, Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York, at 9:30 A.M., on Tuesday, May 9, 2000 and at all adjournments thereof.

The Board of Directors Recommends a Vote FOR the Following Proposals:

1. ELECTION OF NINE DIRECTORS - Nominees: B. Schwartz, M. DeBlasio, D. Dwyre, R. Grierson, R. Hodes, J. Peett, M. Targoff, R. Towbin, E. Zahler

         / / VOTE FOR all nominees listed below / / WITHHOLD AUTHORITY to vote for all nominees listed below

         / / EXCEPTIONS *

         ( Instruction: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

         *Exceptions:___________________________________________________________

2. Acting upon a proposal to amend the Company's 1994 Stock Option Plan to increase the number of common shares, $1.00 par value, of the Company available for issuance from 5,000,000 to 10,000,000.

         FOR / /                     AGAINST / /                     ABSTAIN / /

3. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2000.

         FOR / /                     AGAINST / /                     ABSTAIN / /

4. In their discretion, upon such other matters as may properly come before the meeting.

         FOR / /                     AGAINST / /                     ABSTAIN / /


                           (Continued on reverse side)

                           (Continued from other side)

                  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON AND FOR PROPOSALS 2, 3 AND 4.

P                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R                                   The undersigned hereby acknowledges receipt
                                    of the Notice of Annual Meeting and
O                                   accompanying Proxy Statement.

X
                                    Dated:                                , 2000
Y                                          -------------------------------

                                    --------------------------------------------

                                    --------------------------------------------
                                              (Signature of Shareholder)

                                    (Please sign exactly as name or names appear hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)


                     PLEASE MARK, SIGN, DATE AND RETURN THIS
                         PROXY IN THE ENVELOPE PROVIDED.